Exhibit 10.67

SPONSORED RESEARCH AGREEMENT

This SPONSORED RESEARCH AGREEMENT (“Agreement”) is made as of this 15th day of May, 2000 by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and the Carl H. Lindner, Jr. Family Center for Research of Endangered Wildlife, the research division of the Cincinnati Zoo and Botanical Garden, an Ohio nonprofit Corporation located at 3400 Vine Street, Cincinnati, Ohio 45220 (“CREW”) governing research to be conducted in the laboratories of CREW.

EXPLANATORY STATEMENT

WHEREAS, CREW is engaged in research and development of embryo transplant technology in domestic cats and wild felids; and

WHEREAS, ACT is engaged in the research, discovery and development of cloning of mammals; and

WHEREAS, ACT possesses unique knowledge and experience in substantive fields relating to cell and molecular biology, superovulation and oocyte collection, embryo manipulation and embryo transfer, of mammals; and

WHEREAS, ACT is interested in developing a cloned feline; and

WHEREAS, ACT intends to support research of CREW involving the maintenance of research animals and procedures such as superovulation oocyte recovery, embryo transfer, gestation, delivery and rearing of newborn animals; and

WHEREAS, ACT desires to fund such research by CREW, and CREW desires to undertake such effort on behalf of ACT;

AGREEMENT

NOW, THEREFORE, in consideration of the Explanatory Statement, which is made a substantive part hereof and which is incorporated herein by reference, and in further consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, ACT and CREW expressly covenant, agree, represent, and warrant as follows:

1.             DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

1.01         The term “Confidential Information” means the Project Research results, the terms and conditions of this Agreement, and any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with the performance of the Project Research, which is marked “Confidential” or “Proprietary,” or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, and research and development activities.

1.02         The term “Parties” shall mean CREW and ACT.

1.03         The term “Products, Inventions, and Know-how” shall mean any and all products, devices, inventions, processes, methods, discoveries, inventions, know-how, techniques, improvements (including derivatives or analogues), and/or commercially useful research products or processes, including, but not limited to, materials, whether patentable or unpatentable, whether trade secrets or susceptible to copyright or other forms of protection, that are conceived, made, reduced to practice, and/or developed by CREW as a result of, or related to, the Project Research performed during the Research Term (including any extensions) and for a period of six (6) months thereafter.

1.04         The term “Project Funds” shall mean those funds paid by ACT to CREW to conduct the Project Research in accordance with this Agreement.

1.05         The term “Project Research” shall mean the research that CREW agrees to perform under the terms and conditions of this Agreement described more fully in the research plan contained in Attachment A, which is incorporated herein by reference and made part of this Agreement, and such modifications of Attachment A as may be mutually agreed upon in writing by duly authorized representatives of ACT and CREW.

1.06         The term “Project Team” shall mean the scientists and research technicians who are supported in whole or in part by the Project Funds and/or who are participating in the Project Research.

1.07         The term “Research Term” shall mean the period commencing on May 15, 2000 and terminating on November 1, 2000 or such earlier date as the Project Research is completed. The Research Term may be extended by the mutual written consent of the duly authorized representatives of CREW and ACT.

1.08         Other terms may be defined in particular sections throughout this Agreement and Exhibits or Attachments.

2.             RESEARCH AND REPORTS

2.01         Conduct of Research. During the Research Term, CREW shall conduct the Project Research on behalf of ACT in accordance with this Agreement. The Project Research shall commence promptly by May 15, 2000 and all reasonable efforts shall be made to complete it by November 1, 2000.

2.02         Periodic Meetings. During the Research Term, and upon the delivery of the final research report, representatives of ACT and CREW shall meet from time to time to discuss the planning and progress of the Project Research.

2.03         Research Reports. CREW shall promptly and continually advise ACT of the results of the Project Research and, at monthly intervals during the Research Term, provide ACT with written progress reports concerning the Project Research. A final written research report setting forth the results achieved under and pursuant to the Project Research shall be submitted by CREW to ACT within sixty (60) days after the termination of the Project Research. Such final research report shall include a complete summary of the research carried out and detailed experimental protocols of the research performed in the course of the Project Research.

2.04         Copies of Data. CREW shall, throughout the term of this Agreement and upon delivering the final research report, provide to ACT copies of all data and other information generated by or on behalf of the Project Term pursuant to this Agreement, including without limitation, all raw data obtained as a result of studied conducted in the course of Project Research and all experimental procedures developed under the Project Research in sufficient written detail to permit ACT’s personnel to employ such procedures in their own research. ACT shall have full access to all such data and records of CREW and its Project Team. CREW shall maintain copies of all such data and other information for at least five (5) years following the termination of the Research Term and shall permit ACT continued access.

2.05         Principal Research Scientists. The Research at CREW will be conducted by and under the direction of principal research scientists, who, as of the date of this Agreement, shall be Dr. Bill Swanson and Dr. Terri Roth (the “Principal Research Scientists”). During the Research Term, neither of the Principal Research Scientists will serve as a principal research scientist for, or participate as a key researcher in, any research, at CREW, or elsewhere, that has the goals of the Project Research, i.e., primarily, to produce cloned felines by transferring reconstructed embryos into recipient females. In the event that either of the Principal Research Scientists are no longer available or able to continue direction of the Project Research, CREW shall promptly notify ACT and CREW may nominate a replacement satisfactory to ACT; if CREW does not nominate a replacement within thirty (30) days or if that replacement is unsatisfactory to ACT in its sole discretion, ACT may immediately terminate funding of the Project Research, but retain those rights set forth in Section 7 hereof.

2.06         Qualified Support. CREW has or has arranged for, and shall maintain, qualified laboratory, technical, veterinary, clerical, and other personnel that are necessary and desirable to support CREW’s obligations under this Agreement. CREW will ensure that all personnel supporting CREW’s obligations under this Agreement will adhere to the research plan attached hereto as Attachment A.

2.07         Use of Funds. CREW shall use the funds provided under Section 5 in support of activities by the principal research scientist and the Project Team in support of the Project

Research. During the Research Term, CREW shall not use funds provided by a commercial entity, other than ACT to support either (a) the principal research scientist’s and the Project Team’s activities under this Agreement or (b) activities of the principal research scientist and/or the Project Team within the scope of the Project Research. CREW has prepared an initial budget to guide CREW’s expenditures for its research activities during the Research Term. This budget has been approved by ACT as part of the research plan and has been made a part of Attachment A. If the Research Term is extended, CREW shall prepare budgets consistent with the then agreed upon research plan which shall be submitted to, and reviewed and approved by, ACT and incorporated in the updated research plans. Title to any equipment purchased by CREW with Project Funds may be retained by CREW.

2.08         Compliance with Law. CREW agrees that all studies, research, and testing done by, or on behalf of, ACT under this Agreement shall be performed in strict compliance with all applicable laws, rules, and regulations governing the conduct of studies, research, and testing at the site where such studies, research, and testing are being conducted.

2.09         Acknowledgement of Risks Associated Project Research. CREW and ACT understand and acknowledge that the Project Research is experimental, that its characteristics and functionality are not fully understood, and that there may be substantial risks associated with the unknown properties of the products of the Project Research or any other scientific materials.

3.             CONCURRENT RESEARCH

3.01         ACT acknowledges that CREW conducts, and will continue to conduct, research into certain aspects of feline biology for the benefit of third parties, the subject matter of which is not directly related or relevant to the subject matter of the Project Research (the “Concurrent Research”). In order to clarify the relationship of the Concurrent Research to the Project Research, ACT specifically acknowledges and agrees with respect to the Concurrent Research:

(a)   the findings from the Concurrent Research may incorporate data from specimens that are involved in the Project Research;

(b)   the findings from the Concurrent Research shall not be deemed results of the Project Research or “Confidential Information” as defined in Section 1.01 of the Agreement;

(c)   any and all products, inventions, and know-how derived from the Concurrent Research shall not be deemed “Products, Inventions, and Know-how” as defined in Section 1.03 of the Agreement;

(d)   the Principal Research Scientists shall be specifically permitted (without limitation of any existing rights) to serve as the principal research scientists for, or participate as a key researcher in, the Concurrent Research (notwithstanding any contrary implication of Section 2.05 of the Agreement);

(e)   CREW shall be permitted to receive and use third party materials for the Concurrent Research (notwithstanding any contrary implication of Section 3.02); and

(f)    ACT has no rights with respect to publication of the findings of the Concurrent Research or the development of intellectual property from the Concurrent Research

4.             MATERIALS

4.01         Delivery of Embryos and Other Research Materials. ACT, at its sole cost and expense, shall provide CREW with reconstructed embryos as described in the research plan described in Attachment A promptly after the signing of this Agreement and, thereafter to the extent necessary for CREW to pursue the Project Research, shall use reasonable and diligent efforts to supply CREW such reasonable quantities and types of materials (including cell lines) in ACT’s possession and control as ACT agrees are required to carry out the Project Research. Any embryos and other research materials delivered to CREW or its principal research scientist shall remain the property of ACT. Unless ACT shall otherwise give its prior written consent, CREW and its Project Team shall not use the embryos or other research materials for any purposes other than to conduct (a) the Project Research during the Research Term and (b) following the expiration of the Research Term, such other activities as are expressly permitted under this Agreement; i.e., the use of the embryos and research materials to prepare the final research report required by Section 2.03. Any other uses of the embryos or research materials by CREW and its Project Team shall be strictly prohibited. In no event, without ACT’s prior written consent, may CREW provide any such embryos or materials to any other persons or entities.

4.02         Third Party Materials. CREW shall not use, or acquire for use, any third party materials, directly or indirectly, in any Project Research if the use of such materials would provide such third party with any rights in any Products, Inventions, and Know-how.

5.             TECHNICAL ASSISTANCE BY ACT

5.01         ACT’s President and Chief Executive Officer (Michael D. West, Ph.D.), its Vice President of Research (Jose Cibelli, Ph.D.), or other appropriate scientific officer, and other designated representatives may, from time-to-time, consult with CREW’s principal research scientist regarding the performance of the Project Research. In addition, during the course of the Project Research, CREW shall permit persons designated by ACT to be present as observers while various research experiments, tests, inspections, and other work hereunder is being conducted. It is expressly understood that such persons, whether

ACT’s employees or not, shall not have any supervisory powers over CREW’s principal research scientist or other members of the Project Team and that, in all respects, the performance of the Project Research shall be the obligation of CREW.

6.             PAYMENTS

6.01         (a)           In consideration of the undertaking of the Project Research by CREW, unless this Agreement is sooner terminated as provided herein, ACT shall make the payments to CREW in the amounts listed in Attachment A in accordance with the payment schedule set forth in Attachment A.

(b)           If the Project Research has not been completed by June 2, 2000, CREW shall submit to ACT for its comment and approval a supplemental research plan. ACT shall provide its comments within ten (10) days from receipt of CREW’s plan and the parties shall mutually agree on the final, approved plan. Such approved plan shall be attached and made a part thereof.

6.02         Addressee. Payments under this Agreement shall be made by check payable to:

Name on check:
Tax ID#:
Address:

7.             CONFIDENTIAL INFORMATION AND PUBLICATIONS

7.01         Obligations. During the term of this Agreement and thereafter, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, attorneys and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of, or as a necessary incident to the performance of, the Project Research; (ii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information; (iii) use all Confidential Information solely for the performance of the Project Research; and (iv) allow its directors, officers, employees, consultants, attorneys and advisors to reproduce the Confidential Information only to the extent necessary for the performance of the Project Research, with all such reproductions being considered Confidential Information. Without limiting the foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care. Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.

7.02         Exceptions. The obligations of the Receiving Party under Section 7.01 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this

Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure. Additionally, ACT shall have the right to disclose the existence and the terms of this Agreement without the consent of CREW in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that ACT shall have given CREW at least ten (10) days prior written notice of the proposed text for the purpose of giving CREW the opportunity to comment on such text.

7.03         Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, or at the request of the Disclosing Party at any time, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.04         Relief. The Parties acknowledge and agree that any breach of the confidentiality obligations imposed herein will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance and/or other equitable relief. The disclosing party’s rights and remedies hereunder are cumulative and not exclusive. The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this paragraph, including reasonable attorneys’ fees.

7.05         Publications. During the term of this Agreement, ACT and CREW each acknowledge the other party’s interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and maintaining as confidential any nonpatentable materials or methods which would have commercial value when undisclosed. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Project research (the Publishing Party) shall transmit to the other party (the Reviewing Party) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral disclosure at least thirty (30) days prior to presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent or other reasons; and (b) to request a delay in publication in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party’s rights in such information to be filed in accordance with Article 8 below. If the Reviewing Party reasonably claims that such information, whether or not patentable, may have significant commercial value and can be maintained as a trade secret, the Publishing Party shall publish or disclose only such information which would not adversely affect such commercial value. Upon the expiration of sixty (60) days or thirty (30) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above. The Parties expressly agree that research grant proposals submitted to governmental authorities or non-profit organizations shall not be subject to review under this Section. ACT and CREW agree to recognize each other in any publications arising out of the Project Research, as appropriate.

8.             INTELLECTUAL PROPERTY AND OFFSPRING

8.01         (a)  ACT Technology. All (i) technology, inventions, trade secrets, know-how, intellectual property, methods, materials, research, techniques or other confidential or proprietary information relating to ACT’s process for the genetic manipulation and/or modification of cells and the procedures for producing cloned embryos, (ii) cell lines, organisms or other materials which are produced by or incorporate such ACT process, and (iii) modifications, enhancements or improvements to any of the foregoing by ACT (hereinafter the “ACT Technology”), shall be the sole and exclusive property of ACT. All U.S. and foreign intellectual property rights, including all patent rights and rights to patent applications, relating to the ACT Technology, shall be the sole and exclusive property of ACT.

(b)  CREW Technology. All (i) technology, inventions, trade secrets, know-how, intellectual property, methods, materials, research, techniques or other confidential or proprietary information relating to CREW’s embryo transfer technology, (ii) cell lines, organisms or other materials which are produced by or incorporate such CREW technology, and (iii) modifications, enhancements or improvements to any of the foregoing by CREW (hereinafter the “CREW Technology”), shall be the sole and exclusive property of CREW. All U.S. and foreign intellectual property rights, including all patent rights and rights to patent applications, relating to the CREW Technology, shall be the sole and exclusive property of CREW.

(c)  Joint Discoveries. In the event that CREW and ACT jointly discover any Products, Inventions, and Know-how during the term of this Agreement (a “Joint Discovery”), and the parties mutually agree to patent the Joint Discovery, the Parties will jointly own such Joint Discovery and shall share patent filing, prosecution and maintenance expenses equally. In the event that one party elects not to jointly patent the Joint Discovery, the other party shall be free to do so and the filing party shall pay all expenses associated with filing, prosecuting, or maintaining the patent application and patent, and the other party shall fully cooperate, in good faith, with the filing party.

(d)  CREW Discoveries. Any Products, Inventions, and Know-how independently discovered by CREW during the term of this Agreement (a “CREW Discovery”) shall be owned by CREW. CREW shall promptly disclose such CREW Discoveries to ACT. CREW hereby grants to ACT a first option to obtain an exclusive, worldwide license to any CREW Discoveries (the “License Option”). ACT may exercise the License Option upon written notice to CREW within ninety (90) days after the disclosure of the particular CREW Discovery to ACT. In the event ACT exercises the License Option, ACT and CREW shall attempt to negotiate in good faith a license agreement containing commercially reasonable terms consistent with industry standards. If the parties are unable to reach agreement within ninety (90) days after the date upon which ACT exercised the License Option (the “Negotiation Period”), then CREW will be free to offer such rights to third parties; provided, however, that for a period of one (1) year after the Negotiation Period, CREW may only offer such rights to third parties on terms which in the aggregate are no more favorable than those last offered to ACT, unless the more favorable terms have first been offered in writing to ACT and either (i) ACT has declined in writing to accept such terms or (ii) ACT has not responded after a period of thirty (30) days from the date of such offer.

8.02         Responsibility for Patents. ACT shall have primary responsibility, at its own expense, for the preparation, filing, prosecution, and maintenance of all patents and patent applications derived from the ACT Technology. Title to all such patents and patent applications shall reside with ACT. CREW shall have primary responsibility, at its own expense, for the preparation, filing, prosecution, and maintenance of all patents and patent applications derived from the CREW Technology. Title to all such patents and patent applications shall reside with CREW. ACT shall have full and complete control over all ACT Technology matters, and CREW shall have full and complete control over all CREW. Technology matters. The parties shall cooperate in determining the responsibility for the preparation, filing, prosecution, and maintenance of all patents and patent applications derived from Joint Discoveries.

8.03         Prompt Disclosure. CREW shall promptly disclose to ACT, in writing and on a confidential basis, all Products, Inventions, and Know-how and regularly advise ACT of potentially patentable or unpatentable technology, inventions, know-how, ideas, and the like. CREW will cause its Principal Research Scientist and other past and current members of the Project Team to work closely with ACT to determine which aspects of the Project Research may be patentable.

8.04         Project Team Cooperation. In the event that any Products, Inventions, and Know-how arise as a result of any of the work done by employees of CREW and/or its Principal Research Scientist and the members of the Project Team during the Research Term and for a period of six (6) months thereafter, CREW shall require and shall require all such persons to agree in writing to communicate to CREW any facts known to its Principal Research Scientist or the members of the Project Team related to the Project Research or to testify in any legal proceedings, sign all applications for patents, as well as all divisionals, continuations, reissues and foreign applications thereon, to make all rightful oaths, and generally, to do everything reasonably required to assist ACT in obtaining and enforcing proper protection for such rights in all countries.

8.05         Other Filings. ACT shall also have the responsibility for filing all applications which may be required by health or regulatory authorities relating to the products arising from the Project Research including, without limitation, filing any application with the U.S. Department of Agriculture (“USDA”) or the Food and Drug Administration (“FDA”). All costs and expenses associated with such filings shall be borne solely by ACT. ACT shall own all right, title, and interest in USDA, FDA or other regulatory approvals that are obtained by or on behalf of ACT.

8.06         Scientist Cooperation. CREW, its employees, its Principal Research Scientist, and other members of the Research Team shall fully assist ACT with respect to any filings that may be required by appropriate health or regulator authorities and shall execute any documentation required with respect to such filings.

8.07         Offspring. All offspring resulting from the Project Research shall be owned as follows. Litters of offspring produced from cell lines owned or provided by ACT shall be owned by ACT. Litters of offspring produced from cell lines owned or provided by CREW shall be owned by CREW. In the event that the only offspring produced are from cell lines owned or provided by ACT, ACT shall provide CREW with at least one of such offspring. However, if only one such offspring is produced, it shall be owned by ACT, but ACT may in its discretion donate such offspring to the Cincinnati Zoo and Botanical Garden.

9.             TERMINATION

9.01         Termination at Expiration of Research Term. Unless previously terminated pursuant to Sections 9.02, 9.03 or extended by the mutual written consent of the duly authorized representatives of ACT and CREW, this Agreement shall terminate upon the expiration of the Research Term and submission of the final written research report required by Section 2.03 hereof.

9.02         “With Cause” Termination. ACT may terminate this Agreement at any time for cause upon ten (10) business days prior written notice to CREW. “Cause” shall include (a) material breach of this Agreement by CREW where such breach, if curable, is not remedied to ACT’s reasonable satisfaction within such ten (10) business day period, or (b) the voluntary or involuntary termination of CREW’s relationship with, or the physical or mental incapacity of, both of its Principal Research Scientist.

9.04         Termination for Failure to Pay. CREW may terminate this Agreement only in the event ACT fails to make payments as set forth in Section 6 hereof and fails to cure such nonpayment following receipt of the required written notice and thirty (30) business day cure period.

9.05         Survivability of Certain Provisions. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 2.03, 2.04, 4, 7, 8, 10 and 11, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive the termination of this Agreement and continue to be enforceable. All payments due under Section 6 up to the date of termination shall be made.

10.          REPRESENTATIONS AND WARRANTIES

10.01       No Conflict. Each party warrants and represents to the other that it has the legal rights and power to enter into this Agreement and to extend the rights and licenses granted to the other in this Agreement, that the execution of, and performance of the efforts contemplated by, this Agreement will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any agreement to which it is a party or by which it is bound, and that any necessary or appropriate consents or approvals have been obtained. Each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent either party from carrying out the provisions of this Agreement. During the Research Term, CREW and ACT shall not enter into any collaboration or other agreement arrangement, take any action, or fail to take any action that would cause those representations and warranties to be breached.

10.02       Absence of Warranty for Merchantability and Fitness of Project Research. CREW makes no representations or warranties, express or implied, concerning the merchantability, or fitness for a particular purpose, of the Project Research or results.

10.03       Absence of Warranty for Merchantability and Fitness of Research Materials. The materials furnished to CREW by ACT under Section 4 of this Agreement are provided for experimental purposes and may have hazardous properties. ACT MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY SUCH MATERIALS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

10.03       Existence. ACT and CREW each represents to the other that it is duly incorporated or organized and validly existing as a corporation, or an Ohio nonprofit corporation in the case of CREW, in good standing under the laws of its jurisdiction.

10.04       Patent Rights. Patent Validity. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any Patent Rights.

10.05       Concurrent Research. CREW represents and warrants that the Concurrent Research is not directly related to or relevant to the Project Research or the subject matter of the Project Research.

11.          INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1         Indemnification by ACT. ACT agrees, upon receipt of prompt notice and opportunity to defend, to indemnify and hold CREW harmless, and hereby forever releases and discharges CREW from and against any and all third party claims, demands, liabilities, damages, and expenses (including attorney’s fees) arising out of a breach by ACT of any of its obligations, representations or warranties hereunder or the negligence of ACT in connection with the work performed during the Project Research.

11.2         Indemnification by CREW. CREW agrees, upon receipt of prompt notice and opportunity to defend, to indemnify and hold ACT harmless, and hereby forever releases and discharges ACT from and against any and all third party claims, demands, liabilities, damages, and expenses (including attorney’s fees) arising out of a breach by CREW of any of its obligations, representations or warranties hereunder or the negligence of CREW in connection with the work performed during the Project Research.

11.3         Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Section 11 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense. The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. The indemnification obligations in this Section 11 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 11, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 11.

11.4         LIMITATION OF LIABILITY. EXCEPT FOR ANY LIABILITY UNDER SECTIONS 7 (CONFIDENTIALITY) AND 11 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY (OR ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, PUNITIVE, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

12.          MISCELLANEOUS

12.01       Publicity Restrictions/Press Releases. CREW shall not use the name of ACT or any of its officers, directors, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of ACT. Any press release relating to this Agreement or the Project Research may be released only upon the prior written approval of the Parties as to content, accuracy and timing.

12.02       Notice to Other Investigators. The Principal Research Scientists shall furnish all investigators involved in the Project Research, including faculty, staff, students, post-doctoral fellows and employees, with written notice of their obligations hereunder.

12.03       Governing Law. The obligations and rights of the Parties under this Agreement shall be governed by the laws from time to time enforced in the Commonwealth of Massachusetts, without regard to principles of conflicts of law. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration at a location mutually agreed upon by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof. Notwithstanding the foregoing, claims for preliminary injunctive relief or other pre-judgment remedies may be brought in a state or federal court in the United States with jurisdiction over the subject matter and parties.

12.04       Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.05       Waiver. The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

12.06       Notices. Any notice, communication, or approval required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if either (a) mailed by certified mail, postage prepaid or (b) sent by nationally recognized international delivery service, if addressed to such other Party at its respective address, as follows:

If to CREW:

Carl H. Lindner, Jr. Family Center for Research of Endangered Wildlife

Cincinnati Zoo and Botanical Garden

3400 Vine Street

Cincinnati, Ohio 45220

Attention: Bill Swanson, Ph.D.

If to ACT:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, Massachusetts 01605

Attention: Jose Cibelli, Ph.D.

12.07       Assignment. This Agreement may be assigned by ACT provided that any assignee shall assume all rights and duties of ACT hereunder. This Agreement may not be assigned or delegated by CREW.

12.08       Import/Export. CREW shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the Products, Inventions, and Know-how, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of technology relating to the Products, Inventions, and Know-how.

12.09       Independent Contractors. ACT and CREW each shall, at all times, act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. No Party shall have the authority to contract or incur expenses on behalf of the other, except as may be expressly authorize by ancillary agreements. CREW’s principal research scientist and members of the Project Team shall not be deemed to be employees of ACT.

12.10       Force Majeure. Neither party shall be in default of its obligations hereunder to the extent that its performance is delayed or prevented by causes beyond its control, including but not limited to, acts of God and interruptions in telecommunication services.

12.11       Headings. Headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

12.12       Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, proposed term sheets, and discussions, either oral or written, between the Parties with respect to the subject matter of this Agreement. No amendment, alteration, or modification of this Agreement or any attachments to this Agreement shall be valid unless executed in writing by authorized signatories of the Parties.

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IN WITNESS WHEREOF, ACT and CREW have caused this Agreement to be executed in duplicate counterpart originals by their duly authorized officers to be effective as of the date first written above.

THE CARL H. LINDNER, JR.	ADVANCED CELL TECHNOLOGY, INC.
FAMILY CENTER FOR RESEARCH
OF ENDANGERED WILDLIFE,
THE RESEARCH DIVISION OF
THE CINCINNATI ZOO AND
BOTANICAL GARDEN

By:	/s/ Terri L. Roth	By:	/s/ Jose Cibelli
Name:	Terri L. Roth, Ph.D.	Name:	Jose Cibelli
Title:	Director of Research	Title:	VP Research

I hereby acknowledge and agree to the terms of Sections 2, 6 and 7 and Subsections 11.02 of this Agreement, and I reaffirm that I will assign to CREW all of my right, title, and interest in any CREW Discoveries.

ACKNOWLEDGED AND AGREED:

/s/ Bill Swanson
Dr. Bill Swanson
Principal Research Scientist

/s/ Terri Roth
Dr. Terri Roth
Principal Research Scientist